Exhibit 99.01

Planet Payment Announces Preliminary Results for the

Year Ended December 31, 2013

Long Beach, NY — February 25, 2014 — Planet Payment, Inc. (NASDAQ:PLPM) (LSE:AIM:PPT), a leading provider of international payment and transaction processing and multi-currency processing services today announced certain preliminary results for its fiscal year ended December 31, 2013.

The Company is providing the following preliminary ranges of certain of the financial results of the year ended December 31, 2013, which are subject to completion of the preparation and audit of its financial statements.

•                  Net revenue of $46.3 million to $46.7 million (2012: $43.6 million)

•                  Net (loss) income of $(0.5) million to $0.0 million (2012: net loss ($4.5 million))

•                  Adjusted EBITDA $3.7 million to $4.2 million (2012: $2.4 million)  (See Table 1 and 2 for reconciliation of preliminary 2013 and actual 2012 net (loss) income to Adjusted EBITDA)

•                  Cash balance as of December 31, 2013 was approximately $6.5 million (2012: $6.0 million)

The Company will provide full results for the year ended December 31, 2013 during the investor conference call that it intends to host on March 6, 2014. Further details will be forthcoming.

Conference Call

The Company will host a conference call to discuss these updates today at 5:00 pm New York time.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 705-6003, or for international callers (201) 493-6725.  A replay will be available approximately two hours after the call concludes and can be accessed on the Company’s website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 13575868.  The replay will be available until the Company’s full year and fourth quarter 2013 earnings call on the Company’s website or via telephone until Thursday, March 6, 2014.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include ‘forward-looking statements’. All statements other than statements of historical facts included herein, including, without limitation, those set forth in “Preliminary Unaudited Results for the Year ended December 31, 2013” and those regarding the financial position, business strategy, plans, trends, and objectives of management for future operations of both Planet Payment and its business partners, financial growth, estimated net revenue, net income (loss) and Adjusted EBITDA are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in future, which assumptions may or may not be fulfilled in practice. Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all, regulatory changes and changes in card association regulations and practices, changes in domestic and international economic conditions and changes in volume of international travel and commerce and others. Additional risks may arise, with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s last Quarterly Report on Form 10-Q, filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 22 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Contacts:

Planet Payment, Inc.	Tel: + 1 516 670 3200
Robert Cox (CFO & COO)	www.planetpayment.com

Canaccord Genuity Ltd (Nomad for Planet Payment)
Simon Bridges / Cameron Duncan	Tel: +44 20 7523 8000

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this announcement.    Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based expense from options and warrants and (6) certain other items management believes affect the comparability of operating results. Please see Tables 1 & 2 below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Preliminary Net (Loss) Income to Adjusted EBITDA for year ended December 31, 2013

ADJUSTED EBITDA:

	US$ Millions
	Low	High
Net (loss) income	$(0.50)	$0.00
Interest expense	0.05	0.05
Interest income	0.00	0.00
Provision for income taxes	0.05	0.05
Depreciation and amortization	2.90	2.90
Stock-based compensation expense	1.20	1.20
Adjusted EBITDA (non-GAAP)	$3.70	$4.20

Table 2. Reconciliation Net Loss to Adjusted EBITDA for year ended December 31, 2012

ADJUSTED EBITDA:

US$ Millions
Net loss	$(4.5)
Interest expense	0.1
Interest income	0.0
Provision for income taxes	0.2
Depreciation and amortization	2.8
Stock-based compensation expense	1.1
Expensing of deferred IPO costs	2.6
Adjusted EBITDA (non-GAAP)	$2.4